Exhibit 3.39.2

SUNDANCE CHANNEL L.L.C.

Second Amended and Restated

Limited Liability Company Agreement

dated as of

June 16, 2008

SUNDANCE CHANNEL L.L.C.

Second Amended and Restated Limited Liability Company Agreement

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of SUNDANCE CHANNEL L.L.C., a Delaware limited liability company (the “Company”), is entered into this 16th day of June, 2008.

A. Pursuant to the Transaction Agreement dated as of May 6, 2008 (the “Transaction Agreement”) among Rainbow Media Holdings LLC (“Rainbow”), General Electric Company, CBS Corporation, Sundance Television, Ltd., Sundance TV, Inc. and the Company, Rainbow, through Cassidy Holdings, Inc., a Delaware corporation (“Holdings”), is acquiring 100% of the membership interests in the Company at and as of the closing of the transactions under the Transaction Agreement (the “Closing”).

B. Effective at the Closing, PG Cable Channel Company LLC, SIFO One Inc., SIFO Two Inc., Sundance Television, Ltd. and Sundance TV, Inc. (collectively, the “Existing Members”) shall each cease to be a member in the Company and Holdings shall become the sole member in the Company.

C. The parties desire to amend and restate the Amended and Restated Limited Liability Company Agreement of Sundance Channel L.L.C., dated October 31, 2005, by and among the Existing Members and the Company, in its entirety so that, effective at the Closing, it shall read in its entirety as set forth below.

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

1.	Name. The name of the Company is Sundance Channel L.L.C.

2.	Purpose. The Company is organized for the purpose of engaging (directly or through subsidiary or affiliated companies or both) in the ownership and operation of the pay television programming service currently known as “Sundance Channel” throughout the United States and other countries and territories in which the Company may decide to operate the service (the “Territory”) and to engage in any businesses or activities that may lawfully be engaged in by a limited liability company formed under the Act.

3.	Management. The sole member of the Company shall be Holdings (acting through its duly authorized officers), which shall have all power and authority to act on behalf of the Company in all respects. The sole member shall have the power to appoint such officers of the Company as it may deem proper. All officers of the Company appointed by the sole member shall hold office for such term as may be determined by the sole member. Any officer may be removed from office at any time either with or without cause by the sole member. Each officer of the Company shall have such powers and duties as shall be granted by the sole member.

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, and all rights and remedies shall be determined under such laws without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, as of the date set forth hereinabove.

PG CABLE CHANNEL COMPANY LLC

By:	/s/ Lynn Calpeter
	Name:	Lynn Calpeter
	Title:	Executive Vice President

SIFO ONE INC.

By:	/s/ Joseph Ianniello
	Name:	Joseph Ianniello
	Title:	Senior Vice President, Finance and Treasurer

SIFO TWO INC.

By:	/s/ Joseph Ianniello
	Name:	Joseph Ianniello
	Title:	Senior Vice President, Finance and Treasurer

SUNDANCE TELEVISION LTD.

By:	/s/ John D. Eberts
	Name:	John D. Eberts
	Title:	President

SUNDANCE TV, INC.

By:	/s/ Charles Robert Redford Jr.
	Name:	Charles Robert Redford Jr.
	Title:	Trustee

CASSIDY HOLDINGS, INC.

By:	/s/ Lynn Calpeter
	Name:	Lynn Calpeter
	Title:	Treasurer

SUNDANCE CHANNEL L.L.C.

By:	/s/ Lawrence Adiem
	Name:	Lawrence Adiem
	Title:	President and Chief Executive Officer